Exhibit 99.1

CONFIDENTIAL DRAFT

TURTLE BEACH CORPORATION ANNOUNCES EXTENSION OF LOCK-UP AGREEMENTS

SAN DIEGO, CALIFORNIA, July 10, 2014 — Turtle Beach Corporation (NASDAQ: HEAR), a leading innovator of audio products and solutions, today announced that certain shareholders of Turtle Beach holding a majority of the shares outstanding have agreed to a voluntary extension of the lock-up restrictions regarding the sale or other disposition of their shares of the company’s stock, originally agreed to in connection with the company’s January 2014 merger. The lock-up period end date has been extended from July 16, 2014 to April 1, 2015, subject to certain limited exceptions.

The group of shareholders that voluntarily participated in the lock-up extension represents more than approximately 72.4% of the company’s outstanding shares and includes SG VTB Holdings, LLC, the company’s largest shareholder, the two founders of Turtle Beach’s headset business, the company’s Chairman of the Board and the company’s Chief Executive Officer.

Juergen Stark, Chief Executive Officer of Turtle Beach, commented, “We are extremely pleased with the progress Turtle Beach has made since the merger in January and we continue to be very excited about the host of growth opportunities that lie ahead. With the significant amount of stock due to come unlocked next week, myself and other insiders wanted to demonstrate to our fellow shareholders our belief in the future of Turtle Beach by voluntarily extending our lock-up by another eight and a half months.”

•	Approximately 30.2 million shares of common stock, representing approximately 72.4% of the total outstanding shares of Turtle Beach, will remain locked-up through April 1, 2015.
•	Approximately 11.4 million shares of common stock, representing approximately 27.4% of the total outstanding shares, make up the company’s publicly tradable float.
•	The company’s outstanding share count as of April 29, 2014 was approximately 41.6 million.

About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (www.TurtleBeach.com), the company markets premium headsets for use with personal computers, mobile devices and video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4 consoles. Under the brand HyperSound (www.HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

For more information:

David Lowey

Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113